Exhibit 10.4

August 15, 2025

L. Heath Sampson

64 Windsor Way,

Greenwood Village, CO 80111

Re: Amended and Restated Employment Terms

Dear Heath,

This letter sets forth the current terms and conditions of your continued employment in the position of Chief Executive Officer with Modivcare.

Effective Date: This letter will be effective as of the date set forth above. In your role, you will continue to report to the Board of Directors of Modivcare and will continue to have responsibilities commensurate with your position/title. You will be based at our corporate headquarters located in Denver, Colorado, with the requirement to travel nationwide as requested per business need.

Base Salary: Effective as of February 1, 2024, your base salary is $800,000 payable in bi-weekly installments, less applicable taxes, deductions, and withholding.

Short-Term Incentive Plan: You are eligible to participate in our Short-Term Incentive Plan (STIP). Effective as of 2023, the target value of your STIP award is equal to 100% of your base salary, calculated based on your eligible earnings for the plan year as defined in the STIP document (a current copy of which has already been provided to you), and subject to the other terms and conditions of the STIP. The STIP will be payable, less applicable taxes and deductions. The Compensation Committee of Modivcare’s Board of Directors has sole discretion to make modifications to STIP targets and eligibility.

Long-Term Incentive Program: Subject to approval by the Compensation Committee of the Board of Directors, you are eligible to receive an annual award under our Long-Term Incentive Program (LTIP). Effective as of 2023, the target value of your LTIP award is equal to 190% of your base salary. The terms of the LTIP and any grant agreement thereunder will supersede any terms set forth in this offer letter. For the avoidance of doubt, you acknowledge and agree that no LTIP award was or will be granted with respect to fiscal year 2025, and any future allocations of LTIP awards are subject to the approval of the Compensation Committee.

Executive Non-qualified Deferred Compensation Plan: You are also eligible to participate in the Executive Non-qualified Deferred Compensation plan. Your participation in the plan will be subject to the provisions set forth in the official plan documents for the plan, and the terms of the plan will supersede any terms set forth in this letter.

Total Rewards Beneﬁts Programs: You will receive such beneﬁts as are generally accorded to employees at Modivcare, subject to company policy and any applicable terms and conditions as they may be amended from time to time. Modivcare's current beneﬁt program covers medical, dental, life, short-term and long-term disability insurance, ﬂexible spending accounts, voluntary vision, voluntary life insurance, 401(k), and paid time off. As part of our current beneﬁt package, employees can elect medical and/or dental insurance. Also, currently included is a 100% company-paid short and long-term disability policy and a 100% company paid life insurance. We also offer the opportunity to participate in voluntary vision, voluntary life insurance and both medical care and dependent care ﬂexible spending accounts.

Paid Time off: You will be eligible for paid time off in accordance with company policies. Additionally, all employees receive company holidays throughout the calendar year.

"At will" Employment and Termination of Employment: Your employment with Modivcare will be at all times employment "at will". This means that you have the right to terminate your employment at any time and for any reason. Likewise, Modivcare reserves the right to discontinue your employment with or without Cause (as defined below) at any time and for any reason.

In the event that your employment with Modivcare terminates for any reason, then Modivcare will pay to you your Accrued Compensation (as defined below), which Accrued Compensation will be payable within 30 days after your termination (with the payment date during such 30-day period to be determined by Modivcare in its sole discretion).

In addition to the payment of the Accrued Compensation, in the event that your employment is terminated at any time by Modivcare without Cause (as defined below), or by you for Good Reason (as defined below), you shall also be entitled to receive (i) a lump sum severance payment equal to one time your annual base salary, and (ii) twelve months of fully subsidized COBRA coverage, in each case, after delivering to Modivcare a unilateral general release in a form acceptable to Modivcare, and such release becoming fully effective and irrevocable under applicable law and provided you are, and continue to be, in compliance with the terms of the Restrictive Covenant Agreement described below.

In the event that your employment is terminated by Modivcare for Cause, by you (other than for Good Reason), or as a result of your death or Disability (as defined below), you will not be entitled to the severance compensation described above, but instead will only be entitled to payment of the Accrued Compensation.

For purposes of this letter:

"Accrued Compensation" shall mean, as of any date, the amount of any unpaid base salary earned by you through the date of the termination of your employment, and, other than in the case of a termination for Cause or resignation without Good Reason, any short-term cash incentive bonus earned by you, but not yet paid, for the most recently completed fiscal year prior to the termination of your employment.

"Cause" shall mean (a) an intentional act of fraud, embezzlement, theft or any other material violation of law by you in the course of your employment; (b) the willful or continued failure to substantially perform your duties for Modivcare (other than as a result of incapacity due to physical or mental illness); (c) conviction of a crime involving moral turpitude; or (d) any material violation of Modivcare's material written policies.

"Disability" shall mean you are unable, by reason of mental or physical disability, incapacity or illness, to perform substantially all of your duties and obligations hereunder, which condition lasts for a continuous period in excess of three (3) months, or an aggregate period in excess of four (4) months in any one (1) calendar year.

"Good Reason" shall mean (a) a material reduction in your job duties, responsibilities, and requirements inconsistent with your position with Modivcare and your prior duties, responsibilities and requirements; (b) a material reduction in your base compensation; or (c) relocation of your principal business location to another Modivcare facility or location more than 50 miles from Denver, CO.

Professional Requirements: You will be subject to (and hereby acknowledge) our Corporate Ethics program and will be required to maintain a standard of legal and ethical conduct consistent with such program. Other terms and guidelines for your employment are set forth in our employee handbook, which you will have access to through our employee portal. In addition, as an executive officer of Modivcare, you hereby acknowledge and agree that you are subject to the terms and conditions of the Modivcare Clawback Policy, as in effect from time to time, a current copy of which has already been provided to you. You also agree that all “incentive payments” and “performance-based equity awards” you receive, as such terms are defined in the clawback policy, are subject to the terms and conditions of the clawback policy.

Restrictive Covenant Agreement and Assignment of Inventions Agreement: Modivcare intends to honor your ongoing confidentiality obligations and you agree to abide by Modivcare’s strict company policy that prohibits any new employee from using or bringing with them from any prior employer any proprietary information, trade secrets, proprietary materials or processes of such former employers. You further represent and warrant that you have not and will not breach or violate any contract or legal obligation owed to any third party such as a prior employer. You hereby reaffirm the provisions of the Restrictive Covenant Agreement and Assignment of Inventions Agreement that you entered into with Modivcare or its subsidiaries in connection with the commencement of your employment with Modivcare. At the termination of your employment, you will be reminded of your continuing duties under both agreements.

Severability: In the event that any provision or portion of this letter shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter shall be unaffected thereby and shall remain in full force and effect to the fullest extent not prohibited by law. You and the firm hereby agree that the court or arbitrator making any such determination shall modify and reform any parts of this letter determined to be invalid or unenforceable, to the extent necessary (and not further than necessary), so as to render them valid and enforceable, or if the court or arbitrator cannot so reform such provision, then such part shall be deemed to have been stricken from this letter with the same force and effect as if such part or parts had never been included.

Section 409A Compliance: This letter and all payments and benefits hereunder are intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and any ambiguities or ambiguous terms herein will be interpreted in that manner.

Withholding: All amounts payable to you hereunder will be subject to customary tax and other withholdings.

Entire Agreement: This offer letter, including the Restrictive Covenant Agreement, the Assignment of Inventions Agreement, Modivcare's policies and procedures, benefit plans, employee handbook, and its Code of Conduct, constitutes the entire agreement between you and Modivcare pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter, including the offer letter entered into between you and ModivCare Solutions, LLC, dated as of February 22, 2021.

Please acknowledge your agreement with the terms set forth in this letter by signing in the designated space below.

We are excited about the opportunity to continue to work with you and look forward to hearing your positive response to this letter by August 16, 2025. If you agree with the terms of this offer of employment, please sign this letter and send it back to me via email.

Sincerely,

/s/ Faisal Khan
Name: Faisal Khan
Title: Senior Vice President, General Counsel & Secretary

Cc: File

ACCEPTED AND AGREED:

/s/ L. Heath Samson
L. Heath Sampson